Calculation of Filing Fee Tables
S-3
Silexion Therapeutics Corp
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	ordinary shares, par value $0.135 per share ("ordinary shares")	Other	859,609	$ 3.50	$ 3,008,631.50	0.0001381	$ 415.49
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 3,008,631.50		$ 415.49
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 415.49
Offering Note
[1]	(1) The ordinary shares, par value $0.135 per share ("ordinary shares") of Silexion Therapeutics Corp ("Silexion" or the "Company") being registered hereunder are being registered for sale by the selling shareholders named in the prospectus. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement for which this filing fee table serves as an exhibit also covers an indeterminate number of additional ordinary shares as may be issuable as a result of share splits, share dividends or similar transactions. (2) The ordinary shares registered for sale consist of: (a) 446,623 ordinary shares issued or issuable to a selling shareholder upon conversion of outstanding amounts owed to it under a convertible promissory note issued by the Company to that selling shareholder, and (b) an aggregate of 412,986 ordinary shares issuable upon exercise of warrants held by selling shareholders, consisting of (i) 204,500 ordinary shares issuable upon exercise of 204,500 Series C warrants held by selling shareholders, (ii) 194,520 ordinary shares issuable upon the exercise of 194,520 Series D warrants held by selling shareholders, and (iii) 13,966 ordinary shares issuable upon exercise of 13,966 placement agent warrants held by selling shareholders. All of the foregoing warrants were issued by the Company to selling shareholders pursuant to an induced warrant exercise transaction that was completed on May 18, 2026 by and between the Company and certain selling shareholders, or pursuant to a related agreement between the Company and the placement agent for the transaction. (3) The proposed maximum offering price per share has been estimated solely for purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high ($3.98) and low $3.02) sales prices of the ordinary shares on the Nasdaq Capital Market on June 10, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date